Exhibit 10.29

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) between Piedmont Office Realty Trust, Inc.(“Company”) and Raymond L. Owens (“Consultant”) shall become effective on July 1, 2017 (the “Effective Date”), contingent upon Consultant executing, delivering and not revoking the Supplemental Release attached as Exhibit B. The Supplemental Release may not be signed earlier than June 30, 2017, nor later than July 7, 2017. In the event Consultant fails to execute and deliver the Supplemental Release within such timeframe, or if Consultant revokes the Supplemental Release, this Consulting Agreement will be null and void.

The Company desires to benefit from the experience and ability of Consultant, and Consultant desires to render services to the Company on the terms and conditions set forth herein. Therefore, in consideration of the covenants and agreements set forth in this Consulting Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Consulting Agreement covenant and agree as follows:

(1)Services. The Company hereby engages Consultant to provide the services described on Exhibit A, which is attached hereto and incorporated by reference (the “Services”). Exhibit A may be amended from time to time by mutual written agreement. The Company and Consultant intend that the services provided during the term of this Consulting Agreement will not exceed 20% of the average level of services Consultant provided to the Company over the 36 months preceding the Effective Date, and in any case will not exceed 32 hours per month. Consultant shall comply with all applicable laws and Company policies and use Consultant’s best efforts in the performance of the Services. Consultant represents and warrants that Consultant’s engagement by the Company and Consultant’s performance of the Services will not violate any contractual or legal duty to any third party.

(2)Term. The term of this Consulting Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of thirty-six (36) months, unless earlier terminated in accordance with Section 6 of this Consulting Agreement or extended by mutual written agreement.

(3)Fees. During the Term, the Company shall pay Consultant fees between $15,000 to $20,000 per month, (the “Fees”). The actual monthly Fees within this range will be agreed to at the time of the signing of Exhibit B. The payment shall be made within ten (10) business days after the Company’s receipt of the invoice for the Services provided. Invoices are due on the last business day of each month. The Company shall reimburse Consultant for all reasonable business expenses incurred in accordance with the Company’s business expense reimbursement policy.

(4)Independent Contractor. In performing the Services, Consultant shall act as an independent contractor at all times. Subject only to the general needs and requirements of the Company, Consultant shall determine the means and manner by which Consultant performs the Services. Except to the extent approved in writing by the Chief Executive Officer of the Company, Consultant shall not have the authority, nor act, represent or hold himself/herself out as having authority, to act as an agent or partner of the Company, or in any way bind or commit the Company to any obligation, contract, agreement, or other legal commitment, or to pledge or extend credit in the name of the Company.

(5)Taxes and Benefits. Consultant understands and agrees that, as an independent contractor, Consultant is not eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other foreign, federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant shall be fully and solely responsible for, and shall indemnify and hold harmless the Company against, all such taxes or contributions, including penalties and interest. Consultant understands that Consultant will not be covered by the Company’s workers’ compensation policy, and agrees that the Company shall have no responsibility to Consultant in the event Consultant experiences any injury or illness in connection with performing the Services. Nothing in this paragraph is intended to detract from the privileges and benefits set forth in Paragraph 1 of the Confidential Retirement Agreement and General Release dated November 28, 2016.

(6)Termination. The Company may not terminate this Consulting Agreement prior to the end of the Term unless the Company has reasonably and in good faith determined that the Consultant has breached the terms of this Consulting Agreement, including, without limitation, if the Consultant has failed to properly perform the Services. In such case, the Company shall pay Consultant any Fees then due and payable for any Services completed through the date of such termination, and no further amounts shall be due to Consultant from the Company. Consultant may, at any time and for any reason, terminate this Consulting Agreement upon thirty (30) days’ written notice. If either the Company or the Consultant exercises their rights and privileges with respect to terminating this Consulting Agreement, both parties realize that any adverse, disparaging comments about the other could cause irreparable harm to their business and reputation, and for that reason, the Consultant will refrain from making any negative or adverse comments about the Company and its business, directors and officers, and the Company will instruct its directors and officers not to, directly or indirectly, or encourage other employees not to, make negative or adverse comments about Consultant and Consultant’s performance. If the person or persons referenced in the preceding sentence act contrary to this provision, upon learning of such act, the Company will direct such persons to cease and desist from engaging in the negative or adverse conduct.

(7)Intellectual Property.

(a)Ownership of Work Product. Consultant acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Consultant individually or jointly with others during the Term and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b)Work Made for Hire; Assignment. Consultant acknowledges that, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Consultant hereby irrevocably assigns to the Company, for no additional consideration, Consultant’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Consulting Agreement is to be construed as reducing or limiting the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Consulting Agreement.

(c)Further Assurances; Power of Attorney. During and after the Term, Consultant agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company all Work Product as well as all Intellectual Property Rights in the Work Product in any jurisdiction in the world, and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as may be requested by the Company. Consultant hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Consultant’s behalf in Consultant’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the fullest extent permitted by law, if Consultant does not promptly cooperate with the Company’s request (without limiting the rights the Company may have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Consultant’s subsequent incapacity.

(d)No License. Consultant understands and agrees that this Consulting Agreement does not, and shall not be construed to, grant Consultant any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Consultant by the Company.

(8)Non-Disclosure of Confidential Information.

(b)Definition of Confidential Information. For purposes of this Consulting Agreement, “Confidential Information” means confidential information relating to the business of the Company that has value to the Company and is not generally known to its competitors. Confidential Information includes business strategies, methods of operation, pricing information, customer lists, information regarding past, current, and prospective customers, suppliers, distributors, and business partners, financial information and projections, sales and marketing strategies and information, research and development information, legal information, information regarding recruiting and hiring activities and similar confidential information, regardless of whether such information is specifically identified by the Company as confidential. Confidential Information includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, and includes any confidential information that has been entrusted to the Company by another person or entity under an obligation of confidentiality. Confidential Information does not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)Restrictions on Use. Except as necessary in connection with Consultant’s performance of the Services or as required by law or court order, Consultant shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use or disclose any Confidential Information without the prior written consent of the Company’s Chief Executive Officer. Consultant’s obligations as set forth in this Consulting Agreement are in addition to and not in lieu of any other obligations Consultant may have to protect Confidential Information (including obligations arising under the Company’s policies, ethical rules, and applicable law), and such obligations will continue for so long as the information in question continues to constitute Confidential Information. Nothing in this Consulting Agreement is intended to or should be interpreted as diminishing any rights and remedies that the Company has under applicable law related to the protection of confidential information or trade secrets. Any unauthorized use or disclosure of Confidential Information during the Term shall constitute a material breach of this Consulting Agreement.

(d)Advance Notice of Required Disclosure. In the event Consultant is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Consultant shall promptly notify the Company’s Chief Executive Officer in writing (in no event later than five (5) business days prior to the disclosure unless disclosure is required in less than five (5) days, in which case Consultant shall notify the Company as soon as possible), so that the Company may seek a protective order or other appropriate remedy. Consultant shall cooperate with the Company to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Consultant’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(e)Permitted Disclosures. Notwithstanding any other provision of this Consulting Agreement, nothing contained in this Consulting Agreement limits the ability of Consultant (i) to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or (ii) to provide truthful information in connection with a legal or regulatory proceeding. Further, this Consulting Agreement does not limit the ability of Consultant to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(9)Return of Property. Upon the expiration or termination of this Consulting Agreement for any reason, or upon the Company’s request at any time, Consultant shall promptly (a) deliver to the Company all property of the Company in Consultant’s possession or control, (b) delete all Confidential Information stored on any networks, computers or information storage devices not owned by the Company that are within Consultant’s possession or control, and (c) produce for inspection any personal electronic devices that Consultant has used in performing the Services and permit the Company to delete all Company data from such devices.

(10)Restrictive Covenants.

(a)Non-Competition. During the Term, unless Consultant has obtained the prior written consent of the Company, Consultant shall not, directly or indirectly, within a fifty mile radius of the Company’s corporate headquarters, render services that are the same as or substantially similar to the services that Consultant provides to the Company under this Consulting Agreement to any entity engaged in the business of owning or managing commercial office buildings.

(b)Non-Solicitation of Customers. During the Term, Consultant shall not, unless such solicitation is made on behalf of the Company or one of its subsidiaries or such solicitation is made with the Company’s prior written consent, directly or indirectly, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its subsidiaries’ relationship with, or endeavor to entice away from the Company or any of its subsidiaries, any person who during the Term is or was a tenant, co-investor, co-developer, joint venturer or other customer of the Company or any of its subsidiaries.

(c)Non-Solicitation of Employees. During the Term, Consultant shall not, directly or by assisting others, solicit or attempt to solicit any person who was an employee or independent contractor of the Company on, or within six (6) months before, the date of such solicitation or attempted solicitation, or otherwise interfere with the relationship between the Company and any employee or independent contractor of the Company.

(11)Enforcement. Consultant acknowledges and agrees that a breach of any of the covenants set forth in Sections 7 through 10 above would cause irreparable harm to the Company, and that the remedies at law for any such breach would be inadequate. Accordingly, Consultant agrees that in addition to any other rights and remedies available at law or in equity, the Company will be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce such covenants. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

(12)Indemnification. Consultant shall defend, indemnify and hold harmless the Company, its affiliates and related entities, and their respective officers, directors, partners, members, managers, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from (a) all losses, damages, injury, litigation, etc. resulting from the Consultant’s acts or omissions in connection with Consultant’s performance of services under this Consulting Agreement, and (b) Consultant’s breach of any representation, warranty or obligation under this Consulting Agreement. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant. Likewise, the Company will indemnify and hold harmless the Consultant from (a) all losses, damages, injury, litigation, etc. resulting from the Company’s acts or omissions in connection with Consultant’s performance of services under this Consulting Agreement, and (b) the Company’s breach of any representation, warranty or obligation under this Consulting Agreement.

(13)Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by a nationally recognized overnight delivery service, or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

To the Company:	Piedmont Office Realty Trust, Inc. Attention: Robert Bowers Facsimile: 770-418-8702 Email: robert.bowers@piedmontreit.com
To Consultant:	Raymond L. Owens ______________________ ______________________ Facsimile:_______________________ Email:______________________

or to such other address or addresses as the parties may from time to time designate in writing in a notice delivered in accordance with this Section 13.

14.Miscellaneous.

(a)Assignment. Consultant may not assign or subcontract this Consulting Agreement without the prior written consent of the Company. Any assignment or subcontract by Consultant in violation of this provision shall be null and void. The Company may assign this Consulting Agreement to one or more of its affiliates or to any successor to the business and/or assets of the Company. Subject to the foregoing, this Consulting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each of the Company’s affiliates, successors and assigns shall have full rights to enforce the restrictive covenants set forth in this Consulting Agreement.

(b)Severability. Should any provision of this Consulting Agreement be declared or determined by any court of competent jurisdiction to be unenforceable for any reason, the validity of the remaining provision of this Consulting Agreement shall not be affected thereby and the unenforceable provision shall be deemed not to be a part of this Consulting Agreement.

(c)Entire Agreement; Waiver; Modification. This Consulting Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No provision of this Consulting Agreement may be modified or waived except in writing signed by Consultant and a duly authorized representative of the Company. If it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Consulting Agreement is unenforceable, it is the intent of the parties that such restriction be modified by the court to render it enforceable to the maximum extent permitted by law.

(d)Survival. Consultant’s obligations under Section 5 and Sections 7 through 11 of this Consulting Agreement, including all subparts, shall survive any termination or expiration of this Consulting Agreement.

(e)Governing Law.  This Consulting Agreement will be governed by and construed exclusively in accordance with the laws of the State of Georgia.

(f)Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date(s) indicated below to be effective as of the Effective Date.

CONSULTANT /s/ Raymond L.Owens RAYMOND L. OWENS 11-28-16 Date	PIEDMONT OFFICE REALTY TRUST, INC. By: /s/ Donald A. Miller, CFA Name: Donald A. Miller, CFA Title: CEO 11-28-16 Date

EXHIBIT A

Description of the Services

The Consultant will serve in the role of an advisor (as requested by the Company) in various capacities, including, but not limited to the following:

1.	Presentation of Company information to the various rating agencies;

2.	Negotiation of terms for various bank lender financings;

3.	Assistance with underwriters for various public and private debt placements;

4.	Introduction of the Company to various acquisition and disposition investors;

5.	Preparation, scheduling and assistance in equity investor presentations; and

6.	Consulting with and participation in specific acquisition and disposition negotiations.

The Company and the Consultant intend that the services provided during the term of this Consulting Agreement will not exceed 20% of the average level of services provided to the Company over the 36 months preceding the Effective Date, and in any case not to exceed 32 hours per month.

EXHIBIT B

SUPPLEMENTAL RELEASE

Raymond L. Owens (“Consultant”) unconditionally, irrevocably and absolutely releases and discharges Piedmont Office Realty Company, Inc. (“Company”) and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s past and present employees, officers, directors, partners, members, shareholders, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them at any time up to and including the date of Consultant’s execution of this Supplemental Release, to the fullest extent permitted by law, including, but not limited to, Consultant’s employment with Company, the termination of Consultant’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Consultant’s employment with Company that may be released under applicable law (the “Released Claims”). This Supplemental Release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and all claims for attorneys’ fees, costs and expenses.
This Supplemental Release is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Consultant’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission (the “EEOC”), or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Consultant does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Consultant’s behalf, Consultant expressly waives Consultant’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.
Consultant acknowledges that Consultant may discover facts or law different from, or in addition to, the facts or law that Consultant knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Supplemental Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
Consultant declares and represents that Consultant intends this Supplemental Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Consultant intends the release herein to be final and complete. Consultant executes this Supplemental Release with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.
By execution of this Supplemental Release Consultant represents that (a) Consultant has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Consultant by Company, other than those specifically addressed in the Consulting Agreement, and (b) Consultant has not been denied any request for leave or accommodation to which Consultant believes Consultant was legally entitled, and Consultant was not otherwise deprived of any of Consultant’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.
Except as otherwise provided in this Supplemental Release, Consultant agrees that Consultant is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Consultant represents that, as of the date of Consultant’s signing this Supplemental Release, Consultant has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency and, to the best of Consultant’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties on Consultant’s behalf. Consultant further represents that Consultant has not assigned, or purported to assign, Consultant’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties to any other person or entity.
This Supplemental Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Consultant is advised to consult with an attorney before executing this Supplemental Release.

A.
ADEA Release and Waiver. By entering into this Supplemental Release, Consultant is giving up important rights, including, but not limited to, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).

B.
Acknowledgments. Consultant acknowledges and agrees that (a) Consultant has read and understands the terms of this Supplemental Release; (b) Consultant has been advised in writing, by this Consulting Agreement, to consult with an attorney before executing this Supplemental Release; (c) Consultant has obtained and considered such legal counsel as Consultant deems necessary; and (d) by signing this Supplemental Release, Consultant acknowledges that Consultant does so freely, knowingly, and voluntarily.

C.
Time to Consider. Consultant has had at least 21 days to consider whether or not to enter into this Supplemental Release and return a signed copy to Company. Consultant may not sign this Supplemental Release earlier than June 30, 2017, nor later than July 7, 2017.

D.
Revocation Right. For a period of seven (7) calendar days following Consultant’s execution of this Supplemental Release, Consultant may revoke this Supplemental Release by delivering a written notice of revocation to Company’s Chief Financial Officer, by 5:00 p.m. EST. This Supplemental Release shall not become effective or enforceable until the eighth (8th) day after the Consultant has signed this Supplemental Release without having revoked it, and the Consulting Agreement shall not become effective or enforceable until such time.

E.
Effect of Revocation. If Consultant exercises Consultant’s right to revoke this Supplemental Release, the Consulting Agreement shall be null and void and Consultant shall not be entitled to any Fees payable under the Consulting Agreement.

F.	Preserved Rights of Employee. This Supplemental Release does not waive or release any rights or claims that arise after the execution of this Supplemental Release by Employee. In addition, this Supplemental Release does not prohibit Employee from challenging the validity of this Supplemental Release’s waiver and release of claims under the ADEA.

Likewise, the Company, its agents, representatives, supervisors, and all persons acting on its behalf, release the Consultant of all claims, known or unknown, arising out of the Consultant’s employment relationship with the Company commencing May 14, 2007 through the effective date of this Release, excluding any claims or actions relating to or arising from Consultant’s violation of state or federal laws.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING SUPPLEMENTAL RELEASE AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SUPPLEMENTAL RELEASE ON THE DATES SHOWN BELOW.

RAYMOND L. OWENS

__________________________________
Dated: ____________________________

PIEDMONT OFFICE REALTY TRUST, INC.

By: ______________________________
Its: ______________________________
Dated: ____________________________